Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252221) of Petco Health and Wellness Company, Inc. of our report dated March 24, 2022 with respect to the consolidated financial statements of Petco Health and Wellness Company, Inc. and the effectiveness of internal control over financial reporting of Petco Health and Wellness Company, Inc., which appears in this Form 10-K.

/s/ Ernst & Young LLP

San Diego, California

March 24, 2022